EXHIBIT 99.1

FEDERAL HOME LOAN BANK OF CHICAGO

PRESS RELEASE

For Immediate Release

Contact: Nancy L. Schachman, 312-552-1740, nschachman@fhlbc.com

Federal Home Loan Bank of Chicago Announces Termination of Merger Discussions

with the Federal Home Loan Bank of Dallas

CHICAGO, April 7, 2008 - The Federal Home Loan Bank of Chicago announced today the termination of merger discussions with the Federal Home Loan Bank of Dallas.

After extensive analysis and due diligence of the feasibility of combining the banks' business operations, FHLB Chicago was unable to reach an agreement to merge with the Dallas Bank that would have maximized value to FHLB Chicago members. "Our primary goal throughout the merger discussions was to improve value for our members," said P. David Kuhl, Chairman of the FHLB Chicago's Board of Directors. "The Bank will now focus all its efforts on operating as an independent entity, continuing our transition to a more traditional Home Loan Bank business model and financial structure."

The Bank also announced today that Mike Thomas, President and CEO, has decided to leave his positions with the Bank, effective April 11, 2008. "Mike Thomas has been dedicated to the Bank's best interests during his service to the Bank and has worked hard on behalf of the Bank and its members," said Mr. Kuhl. "We appreciate all of Mike's efforts and express our gratitude to him," he added.

The Board has formed a search committee with the intention of recruiting a new President and CEO within the next month and a half. Until a successor is named, Matthew R. Feldman, Executive Vice President, Operations and Administration of the Bank, will serve as Acting President.

Mr. Feldman has been with the Bank since 2003. He has most recently served as Executive Vice President, Operations and Administration and previously served as Senior Vice President and Chief Risk Officer.

The Federal Home Loan Bank of Chicago is an $89 billion wholesale bank and government sponsored enterprise that provides housing finance to more than 830 member commercial banks, savings institutions, credit unions, and insurance companies located in the 7th Federal Home Loan Bank District of Illinois and Wisconsin.

The U.S. Congress created the System, which includes 12 Federal Home Loan Banks, in 1932 to promote housing finance, but the Banks are wholly owned by their member institutions.

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